Exhibit 99.2

November 13, 2012

Dear Jeremy:

Reference is made to the offer letter between you and Lantronix, Inc. (“Lantronix” or the “Company”) dated September 8, 2011 (the “Offer Letter”). Paragraph 10(a) of the offer letter is hereby amended to read as follows:

“a. Notwithstanding anything to the contrary in this Agreement or in any prior relationship with the Company, express or implied, your employment is for an unspecified term and either you or Lantronix may terminate your employment at-will and with or without Cause (as defined in Attachment B hereto) or notice; provided however, that if your employment is terminated by the Company without Cause (as defined in Attachment B hereto), in exchange for a full general release of claims against the Company in a form reasonably acceptable to the Company becoming effective in accordance with its terms, the Company will pay you severance pay in a total amount equal to six (6) months of your then current Base Salary plus (ii) fifty percent (50%) of the amount of performance bonuses paid to you in the twelve months prior to termination (“Severance Payment”). The Severance Payment shall be less required tax deductions and withholdings and shall be paid in a lump sum on the 53rd day following your date of termination or such later date as is required to avoid potentially adverse taxation under Internal Revenue Code Section 409A pursuant to Section 15 hereof.”

Please sign, date and return the enclosed copy of this Agreement to me for our files to acknowledge your agreement with the above.

Very truly yours,

Lantronix, Inc.

By: /s/ Kurt Busch
Kurt Busch
Chief Executive Officer

Acknowledged and Agreed:

/s/ Jeremy Whitaker

Jeremy Whitaker

Dated: November 13, 2012